Exhibit 10.6

Marketing Outsourcing Cooperation Framework Contract

Between

Efun Company Limited

and

Ctrl Media Limited

Contractor:

Party A: Efun Company Limited

Party B: Ctrl Media Limited

As Party A conducting marketing activities for the game software it publishes in Hong Kong, Party A hereby enters into this contract and agrees to the following conditions:

Article 1 : Cooperation content, period and area

1.	Party A agrees to entrust Party B to engage in the marketing activities (including but not limited to online advertising and offline promotion) of the game software designated by Party A (hereinafter referred to as "designated game") in Hong Kong and Macau in accordance with the conditions of this contract. (hereinafter referred to as "this cooperation"), Party B’s specific service content is detailed in Appendix 1.

2.	The cooperation period of this cooperation is from January 1, 2023 to December 31, 2023. After the cooperation period expires, if other competing companies propose a similar cooperation model with Party B, Party B shall give priority to cooperating with Party A under the same conditions.

Article 2: Party A's obligations

1.	Party A shall be responsible for renting the office for Party B to use for this cooperation.

2.	The marketing budget for this cooperation shall be provided by Party A to Party B according to the status of each designated game.

3.	Party A shall provide the operation of the designated game so that Party B can check the operation status of the designated game in Hong Kong and Macau at any time.

Article 3: Obligations of Party B

1.	Party A provides the budget cost plan to Party B, Party B is responsible for the designation in Hong Kong and Macau Arrangement and implementation of online and offline marketing promotion plans for games (including but not limited to Facebook and Google advertising operations).

2.	After Party B completes the marketing and promotion plan of the designated game, it shall provide it to Party A for confirmation before implementation, and adjust the marketing and promotion plan according to Party A's revision opinions.

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3.	When Party B implements the marketing promotion plan of the designated game, it shall report the implementation progress to Party A at any time, and make adjustments at any time according to Party A's instructions to improve the marketing efficiency of the designated game.

4.	Party B shall carry out marketing activities in strict accordance with the service content in Annex 1. If there is any change, both parties shall negotiate in advance.

Article 4: Cooperation Fees

1.	Basic fee: The fee for each designated game is HK$100,000. The fee is calculated according to the month when the cooperative game is launched and the service starts, and the validity period is 6 months (hereinafter referred to as the "service period").

2.	Sharing fee: Party A agrees that, in addition to the fees in the preceding paragraph, within the service period of each designated game, Party B's monthly sharing fee shall be 3% of the net profit of the designated game for the month. If there is any change in the sharing ratio, it will be adjusted in the form of a supplementary agreement after negotiation between the two parties.

Net profit is the total turnover of the specified game in the current month after deducting all costs;

The total turnover refers to the revenue related to the designated game that Party A obtains from users after the designated game starts commercial operation in Hong Kong and Macau (including revenue calculated by recharge amount, the total amount of the all payments made by Party A’s members for purchasing game services). For self-recharge test fees, compensation for game points due to system downtime, delivery of holidays and other events, refunds to users due to operating system errors, and other reasons, user refunds or bad debts are not included in the total turnover.

The licensor has full intellectual property rights or other legal rights to the designated game, and Party A obtains the right to operate the designated game by signing an agreement with the licensor on the designated game.

The cost details are as follows (if there is any increase, it will be supplemented separately):

1.	25% for third-party vendors, 30% for iOS and Googleplay ;

2.	The technical service fee obtained by the licensor (that is, the developer's share ) ;

3.	30% of the authorization fee obtained by the authorizer (one-time deduction is completed, if the total turnover of the designated game in the current month is not enough to deduct the authorization fee, it will be deferred to the next month for deduction, and so on, until the deduction is completed before settlement);

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4.	cost for office rental;

5.	Personnel expenses (RMB 30,000 per month, the exchange rate is subject to [Article 5.3]);

6.	Designate game marketing fees;

7.	Bandwidth, computer room and server fees;

8.	taxes (if any);

9.	Other costs or expenses such as water and electricity miscellaneous expenses;

Article 5: Payment

1.	the basic fee for this cooperation in the first item of the preceding article before the fifth day of the next month in which the designated game provides services. If the invoice is used to Party A, Party A shall pay the cooperation fee to Party B before the 10th day of the month following the month in which the service is provided, and it may be postponed in case of legal holidays.

2.	6 months from the launch date of each designated game, Party A shall provide the profit and loss statement of the designated game of the previous month to Party B for confirmation before the end of each month. After Party B confirms that it is correct, he will open an invoice with an amount of 3% of the net profit to Party A for payment before the fifth day of the next month. Party A shall pay Party B to Party B within 50 days after receiving Party B's request for payment.

3.	Party A to Party B in accordance with this contract shall be paid by telegraphic transfer. For the amount due to Party B, both parties agree to use US dollars for settlement, and the foreign exchange rate is based on the monthly average exchange rate announced by the Federal Reserve ( https://www.federalreserve.gov/releases/h10/current/ ).

4.	The remittance account information designated by Party B is as follows:

Beneficiary Bank: Hong Kong Bank of East Asia

Beneficiary Name: Ctrl Media Limited

SWIFT: BEASHKHH

Beneficiary's Bank Address: Shop C , G/F , Cameo Court , 63-69 Caine Road , Mid-level

Article 6: Intellectual property

1.	Relevant technologies, data files, patents, copyrights, Circuit layout rights, business secrets and other intellectual property rights are owned by the party.

2.	The materials, materials and possible patents, copyrights, trade secrets and other intellectual property rights produced by Party B due to the implementation of this cooperation are owned by Party A, and Party B shall not apply to any relevant authority for registration as intellectual property rights people.

3.	Except for the needs of the work stipulated in this contract, without the prior written consent of the other party, the trademark, logo, business information, technology and other materials of the other party shall not be used or reproduced without authorization.

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4.	Unless otherwise expressly agreed or both parties reach a written agreement, no matter whether it is for the purpose of cooperation, a party shall not mention the other party or the cooperation under this agreement in the information disclosed to the third party (including through newspapers, the Internet, etc.) (but Except for the case where Party B needs to use Party A’s information in order to perform this contract).

Article 7: Tort Liability

If Party B infringes on the patent rights, copyrights, trade secrets or other intellectual property rights of a third party due to the implementation of this cooperation, or causes any damage to Party A or other third parties, Party B agrees to provide Party A with a solution according to Party A's request. Necessary assistance for the problem, and compensate Party A for the damages suffered by it. If Party A agrees before execution, Party B does not need to compensate, but still needs to try its best to provide Party A with assistance in solving the problem.

Article 8: Confidentiality Responsibility

1.	Either party shall, with the care of a good steward, properly keep all relevant Confidential information shall not be disclosed or delivered to any third party without the prior written consent of the other party.

2.	Either party shall be responsible for requiring its current and former employees to abide by the provisions of this Agreement. Any active or former employee of any party who violates the provisions of this treaty shall be deemed to have violated the provisions of this treaty.

3.	If the distributor or agent of any party knows or holds the relevant confidential information of this contract, the party shall be responsible for requiring them to abide by the provisions of this contract. If the dealer or agent of the party violates the provisions of this agreement, it shall be deemed that the party violates the provisions of this agreement.

Article 9: Transfer of rights and obligations

All the rights and obligations of Party B in this contract shall not be transferred to any third party without the prior written consent of Party A. If Party B transfers without authorization, it shall be regarded as a breach of contract, and Party A has the right to request the immediate termination of this contract and require Party B to bear relevant compensation responsibilities.

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Article 10: Effect of breach of contract

1.	If Party B fails to comply with the provisions of Item 3 and Item 4 of Article 1 of this contract, it shall be regarded as a breach of contract, and Party A has the right to demand the termination of this contract and require Party B to bear the liability for breach of contract such as compensation for losses.

2.	Either party shall perform its respective obligations in accordance with the provisions of this contract. If any party fails to perform its obligations and causes losses to the other party and / or third parties, it shall be responsible for handling and bear the liability for damages. The scope of compensation includes but is not limited to administrative penalties, civil Compensation, liability for breach of contract, litigation law, attorney fees, notary fees and other actual losses.

3.	If any party fails to perform its obligations in accordance with the contract, it shall be regarded as a breach of contract, and the breach of contract shall be stopped, and the breach of contract shall be undertaken by continuing to perform, taking remedial measures or compensating for losses.

4.	If either party becomes bankrupt, files a petition for bankruptcy, or assigns its interests to its creditors, the other party may terminate this contract immediately by sending a written notice to the party.

Article 11: Force Majeure

1.	The term "force majeure" in this contract refers to unforeseeable, unavoidable and insurmountable objective situations, including but not limited to government actions, natural disasters, wars, hacker invasions, service failures of network equipment or technology providers.

2.	Party B who suffers from a force majeure event shall notify the other party in a timely manner, and may temporarily suspend the performance of the obligations under this contract until the impact of the force majeure event is eliminated, but shall do its utmost to overcome the event and reduce its negative impact. After the force majeure event is terminated or ruled out, the hindered party shall continue to perform this contract and shall notify the other party as soon as possible. The hindered party should be able to extend the time for performing its obligations, and the extension period should be equivalent to the actual delay caused by the force majeure event.

3.	If the advertisement cannot be released normally or needs to be delayed due to force majeure, or changes in national laws, regulations, and policies, neither party shall be liable for breach of contract; the advertising fee shall be calculated according to the actual release situation, or a supplementary contract shall be signed by both parties.

4.	If the impact of a force majeure event lasts for 30 days or more, the two parties shall negotiate the modification or termination of this contract according to the impact of the event on the performance of this contract. If the two parties fail to reach an agreement within ten days from the date when one party sends a written notice of negotiation, either party has the right to terminate this contract without being liable for breach of contract.

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Article 12: Contract Amendment

The addition, deletion or modification of this contract shall not be effective unless it is agreed in writing by both parties.

Article 13: Consent Jurisdiction

All disputes arising from the execution of this contract or related to this contract shall first be resolved through friendly negotiation between the two parties. If the negotiation fails, both parties hereby agree to resolve it through arbitration at the Hong Kong International Arbitration Center. The arbitration award shall be final The award shall be binding on both parties, and the arbitration fee shall be borne by the losing party.

Article 14: Complete Agreement

1.	If there are matters not covered in this contract, Party A and Party B may reach a supplementary agreement in writing to supplement it.

2.	This contract and its appendices constitute the complete agreement of both parties on this case. Any matters agreed upon by both parties before this contract takes effect but not recorded in this contract or its appendices shall have no binding force on both parties.

3.	The appendix has the same effect as this contract, but if there is any conflict between the two, this contract shall prevail.

Article 15: Number of contracts

This contract consists of two original copies, each party holds one original copy as evidence , and it will come into effect on January 1, 2023 after both parties seal it .

(There is no text below, it is the page signed by both parties)

Contractor:

Party A: Efun Company Limited

Representative:

Date: January 1, 2023

Party B: Ctrl Media Limited

Representative:

Date: January 1, 2023

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Annex I:

Specific content of services provided by Party B

1.	Marketing and advertising strategy

I.	Advertising Marketing Strategy Offer Approval

II.	Offline advertising placement, operation and follow-up

III.	Online advertising placement, operation and follow-up

IV.	Promote cross-industry cooperation because of marketing plan

2.	Localization of products

I.	Game logo design (one type), PSD format

II.	Game icon design (one type), PSD format

III.	Game Hong Kong Naming Proposals (Several)

IV.	Game main visual (one type), PSD format

V.	Copywriting for game store launch (1 Set), doc format

VI.	Game store display map (1 set, 5 pictures in total), PSD format

VII.	FB Banner marketing pictures (up to 20 groups / month) and copywriting (all FB advertisements in Hong Kong are responsible for writing), JPG format and xlsx format

VIII.	Google Banner marketing pictures (up to 20 groups / month) and copywriting (all FB advertisements in Hong Kong are responsible for writing) , JPG format and xlsx format

IX.	In-game dictionary Cantonese text correction (once)

X.	Loading page localization (one type), PSD format

XI.	Landing page localization (one type), PSD format

XII.	15 seconds to 30 seconds of advertising video script and copywriting (maximum 5 / month each), and assist in communication and guidance of art design, provide word format

XIII.	During the sharing period, when the accumulative share of the game exceeds HK$ 100,000, if there is a revision or large-scale promotion of the game, the material production service of the above I-XII can be provided once again.

3.	Product testing

I.	Local IOS and Android connection test (according to test requirements, office hours)

II.	During the game launch, revision, update, and maintenance period (according to testing requirements, office hours)

III.	Provide optimization suggestions before the game goes online (one copy) in Excel format

IV.	Continuously provide improvement suggestions and adjustments

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V.	Campaign Proposal ( Revenue, Retention )

4.	Localization of press releases and media cooperation

I.	Release of press release (Forwarded to Hong Kong media only)

II.	Press release Cantonese text editing (per article)

III.	Assist in resource exchange and cooperation with local media – virtual item distribution

5.	Facebook community (maintenance)

I.	Production and management of Facebook page materials in Hong Kong (according to the actual operation needs of the game)

6.	Consultation on local operating conditions in Hong Kong

I.	Hong Kong market status inquiry (query and reply on QQ group)

II.	Competitive products and market strategy consultant (query and reply on QQ group)

7.	Regular meetings

I.	Conduct conference calls as needed

Note: Any time-limited or quantity-required work above must be submitted to Party B for execution within the month, and the amount will not be accumulated to the next month. If the job demand is across months, the time when the demand list is correctly provided shall prevail.

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